Exhibit 10.61

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment (this “Amendment”) is made as of this 16th day of March, 2005 to that certain Loan and Security Agreement dated December 14, 2004 (the “Loan Agreement”) among Citizens Bank of Massachusetts (the “Bank”) and each of VIISAGE TECHNOLOGY, INC., a Delaware corporation, TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation, IMAGING AUTOMATION, INC., a Delaware corporation and BIOMETRICA SYSTEMS, INC., a New Hampshire corporation (hereinafter collectively referred to as the “Borrower”). Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the Loan Agreement.

RECITALS

Borrower has advised Bank that Borrower was not in compliance with the Minimum EBITDA covenant contained in Section 15(c) of the Loan Agreement as of its fiscal year end December 31, 2004 and has requested that Bank agree to waive compliance with such covenant. Borrower has further requested that Bank agree to (i) modify certain other financial covenants contained in Section 15 of the Loan Agreement and (ii) make certain other modifications to the Loan Agreement.

Bank is amenable to so waiving compliance with the Minimum EBITDA Covenant at December 31, 2004 and to so modifying the Loan Agreement, but only on the terms and conditions contained in this Amendment.

AGREEMENT

In consideration of the foregoing, of the undertakings of Borrower and Bank herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 5(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(c) The term “Credit Limit” as used herein shall mean an amount equal to Twenty-Five Million and 00/100 ($25,000,000.00) Dollars, up to Ten Million ($10,000,000.00) Dollars of which (the “L/C Limit”) shall be available for standby Letters of Credit, as provided below, and up to Two Million and 00/100 ($2,000,000.00) Dollars of which (the “FX Limit”) shall be available as a reserve for settlement risk on foreign exchange transactions. For purposes of the foregoing, the credit exposure to be reserved against the FX Limit with respect to any foreign exchange contract shall be equal to the Applicable Percentage of the face amount of such foreign exchange contract (expressed in US Dollars). The Applicable Percentage is a percentage determined by Bank in its discretion from time to time with respect to each foreign exchange transaction based upon the currency and length of contract, and is initially agreed to be up to 15.0%. Thus, the amount reserved against the FX Limit for a forward contract for $1 Million in yen would be up to $150,000.00.”

2. Section 5(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(f) Upon application by Borrower for a Letter of Credit, Borrower shall execute and deliver to Bank an Application and Agreement for a Letter of Credit upon such terms and conditions as Bank may then require which shall set forth the specific terms and pricing of such Letter of Credit. In the absence of any such agreement, Borrower shall pay to Bank on DEMAND an issuance fee of 1.50 % per annum, (1.25% per annum issuance fee in the case of cash-secured Letters of Credit) with respect to each Letter of Credit.”

3. Section 13(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(d) Borrower shall deliver to Bank at the time of each request for a Loan, Letter of Credit or foreign exchange transaction under this Agreement: (i) a completed and signed Notice of Borrowing in the form annexed as Exhibit 2, (ii) a Covenant Compliance Certificate in the form of Exhibit 3 annexed hereto, showing the supporting calculations evidencing Borrower’s compliance or non-compliance with the financial covenants contained in this Agreement calculated on a pro forma basis as of the date of the Notice of Borrowing, and (iii) a schedule of all bonded contracts, including the amount of each bond or letter of credit, the issuer of such bond or letter of credit and the expiration date of each such bond or letter of credit, in such form as shall be agreed between Borrower and Bank.”

4. Section 15(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(a) Modified Quick Ratio. Permit its Modified Quick Ratio (defined below) to be less than 1.25:1.0 at the fiscal quarter ending April 3, 2005, nor less than 1.15:1.0 at the fiscal quarter ending July 3, 2005, nor less than 1.10:1.0 at the end of any fiscal quarter thereafter, commencing with the fiscal quarter ending October 2, 2005;”

5. Section 15(b) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(b) Adjusted Modified Quick Ratio. Permit its Adjusted Modified Quick Ratio (defined below) to be less than .90:1.0 at the end of the fiscal quarters ending April 3, 2005 and July 3, 2005, nor less than .85:1.0 at the end of any fiscal quarter thereafter, commencing October 2, 2005;”

6. Section 15(c) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(c) Minimum EBITDA. Permit its EBITDA to be less than $750,000.00 for the discrete fiscal quarter ending April 3, 2005, nor less than $1,500,000.00 for the discrete fiscal quarter ending July 3, 2005, nor less than $2,000,000.00 for the discrete fiscal quarter ending October 2, 2005, nor less than $2,500,000.00 for the discrete fiscal quarter ending December 31, 2005 or any fiscal quarter thereafter;”

7. Section 15(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(d) Total Funded Debt to EBITDA. Permit the ratio of its total indebtedness (including senior and subordinate indebtedness and payments due on capitalized leases) to its EBITDA to be more than: 1.50:1.0 for the discrete fiscal quarter ending April 3, 2005, the trailing six month period ending July 3, 2005, the trailing nine month period ending October 2, 2005 or the trailing twelve month period ending on any fiscal quarter end thereafter, commencing December 31, 2005;”

8. Section 15(e) of the Loan Agreement is hereby deleted in its entirety and replaced with the following text:

“(e) Fixed Charge Coverage. Permit the ratio of its cash flow to its fixed charges to be less than 2.0: 1.0 for the discrete fiscal quarter ending April 3, 2005, the trailing six month period ending July 3, 2005, the trailing nine month period ending October 2, 2005 or the trailing twelve month period ending on any fiscal quarter end thereafter, commencing December 31, 2005;”

9. Borrowers shall pay an amendment fee to Bank in the amount of $31,125.00 which fee shall be due and payable on the date of this Amendment and which shall be deemed to be fully earned and non-refundable as of the date hereof.

10. Borrowers acknowledge and agree that as of March 15, 2005 there were no outstanding Loans, Letters of Credit or foreign exchange contracts. Borrowers represent and warrant that all of the representations and warranties made by Borrowers in the Loan Agreement and other Loan Documents are and continue to be true and correct on the date hereof, except to the extent that any of such representations and warranties relate by their terms solely to a date prior to date of this Amendment.

11. Borrowers further represent and warrant that this Amendment is a valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, except as may be affected by bankruptcy and other similar laws of general application affecting the rights and remedies of creditors.

12. Borrowers shall promptly execute and deliver such further documents, instruments and agreements and take such further action as Bank may reasonably request, in its sole discretion, to effect the purposes of this Amendment and the Loan Agreement and other Loan Documents, including, but not limited to the execution and delivery of all documents necessary or reasonably required by Bank to ensure that Bank has perfected liens on all assets of Borrowers to the extent originally provided under the Loan Agreement and the other Loan Documents. Borrowers hereby appoint any officer or agent of Bank as Borrowers’ true and lawful attorney in fact, with power of substitution to endorse the name of Borrowers or any of their officers or agents in such regard, exercisable by Bank during the continuance of an Event of Default.

13. Except as otherwise expressly provided in this Amendment, nothing in this Amendment shall extend to or affect in any way any of the Obligations or any of the rights and remedies of Bank arising under the Loan Agreement and other Loan Documents, and Bank shall not be deemed to have waived any or all of such rights and remedies with respect to any Event of Default or event or condition which, with notice or the lapse of time, would become an Event of a Default and which, upon Borrower’s execution and delivery of this Amendment, might otherwise exist or which might hereafter occur.

14. By execution of this Amendment, each of Borrowers acknowledges and confirms that it does not, as of the date of this Amendment, have any offsets, defenses or claims against Bank or any of its officers, agents, directors or employees whether asserted or unasserted to their respective Obligations.

15. To the extent possible and except for the specific changes to the Loan Agreement effected hereby, this Amendment shall be construed to be consistent with the provisions of the Loan Agreement. In the event of any inconsistency between the provisions of this Amendment and any other document (including, without limitation, any Loan Document), instrument, or agreement entered into by and between Bank and Borrowers, the provisions of this Amendment shall govern and control. This Amendment shall be binding upon Bank and Borrowers, and their representatives, successors, and assigns, and shall inure to the benefit of Bank and Borrowers and their respective successors and assigns. This Amendment and all documents, instruments, and agreements executed in connection herewith incorporate all of the discussions and negotiations among Borrowers and Bank, either expressed or implied, concerning the matters included herein and in such other documents, instruments and agreements, any statute, custom, or usage to the contrary notwithstanding. No such discussions or negotiations shall limit, modify, or otherwise affect the provisions hereof. No modification, amendment, or waiver of any provision of this Amendment, or any provision of any other document, instrument, or agreement between any of Borrowers and Bank shall be effective unless executed in writing by the party to be charged with such modification, amendment, or waiver.

16. Borrowers acknowledge and agree that they shall immediately pay to Bank the full amount of all reasonable out-of-pocket costs and expenses of Bank incurred by Bank in preparation and documentation of this Amendment and all documents ancillary hereto or incurred by Bank after the date of this Amendment in connection with administration of the Obligations or enforcement of any rights of Bank under the Loan Agreement and other Loan Documents or otherwise in respect of any of the Obligations.

17. If any clause or provision of this Amendment is determined to be illegal, invalid or unenforceable under any present or future law by the final judgment of a court of competent jurisdiction, the remainder of this Amendment will not be affected thereby. It is the intention of the parties that if any such provision is held to be invalid, illegal or unenforceable, there will be added in lieu thereof an enforceable provision as similar in terms to such provision as is possible, and that such added provision will be legal, valid and enforceable.

18. This Amendment is delivered to Bank in The Commonwealth of Massachusetts and it is the desire and intention of the parties that this Amendment and the Loan Documents be in all respects interpreted according to the laws of The Commonwealth of Massachusetts. Borrowers each specifically and irrevocably consent to the personal and subject matter, jurisdiction and venue of any court of The Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex or in the District Court of the United States for the District of Massachusetts with respect to all matters concerning this Amendment or the Loan Documents or the enforcement of any of the foregoing.

19. This Amendment may be executed in one or more counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This Amendment will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each of the parties and delivered to Bank.

WITNESS (to all)	BORROWERS: VIISAGE TECHNOLOGY, INC.

/s/ MARY-JO PORCELLO	By:	/s/ ELLIOT J. MARK
Elliot J. Mark, duly authorized

TRANS DIGITAL TECHNOLOGIES CORPORATION

	By:	/s/ ELLIOT J. MARK
Elliot J. Mark, duly authorized

IMAGING AUTOMATION, INC.

	By:	/s/ ELLIOT J. MARK
Elliot J. Mark, duly authorized

BIOMETRICA SYSTEMS, INC.

	By:	/s/ ELLIOT J. MARK
Elliot J. Mark, duly authorized

BANK: CITIZENS BANK OF MASSACHUSETTS

	By:	/s/ MARSHALL C. SUGARMAN
Marshall C. Sugarman, Vice President

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